Exhibit 99.1

Netlist Reports Full Year and Fourth Quarter 2022 Results

IRVINE, CALIFORNIA, February 21, 2023 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the full year and fourth quarter ended December 31, 2022.

2022 Highlights:

•	Full year net product sales increased by 58% to $161.6 million compared to $102.4 million for last year.

•	Full year product gross profit dollars increased by 34% to $11.9 million compared to $8.9 million for last year.

“For the full year Netlist delivered strong revenue and product gross profit growth, reflecting a favorable memory market in the first half of 2022,” said Chief Executive Officer, C.K. Hong. “As we look to 2023 the demand for memory is expected to remain significantly weak, and this will impact our near-term performance. The campaign to fairly license Netlist’s intellectual property continues to advance and we look forward to the upcoming trials in Texas and in Germany.”

Net product sales for the fourth quarter ended December 31, 2022 were $21.7 million, compared to net product sales of $36.3 million for the fourth quarter ended January 1, 2022. Product gross profit for the fourth quarter ended December 31, 2022 was $1.6 million, compared to a product gross profit of $2.0 million for the fourth quarter ended January 1, 2022.

Net product sales for the full year ended December 31, 2022 were $161.6 million, compared to net product sales of $102.4 million for the full year ended January 1, 2022. Product gross profit for the full year ended December 31, 2022 was $11.9 million, compared to a product gross profit of $8.9 million for the full year ended January 1, 2022.

Net loss for the fourth quarter ended December 31, 2022 was ($12.9) million, or ($0.06) per share, compared to a net loss in the prior year period of ($8.2) million, or ($0.04) per share. These results include stock-based compensation expense of $0.9 million and $0.4 million for the quarters ended December 31, 2022 and January 1, 2022, respectively.

Net loss for the full year ended December 31, 2022 was ($33.4) million, or ($0.14) per share, compared to a net income in the prior year period of $4.8 million, or $0.02 per share. These results include stock-based compensation expense of $3.2 million and $1.6 million for the full years ended December 31, 2022 and January 1, 2022, respectively.

As of December 31, 2022, cash, cash equivalents and restricted cash was $43.6 million, total assets were $67.3 million, working capital was $25.8 million, total debt was $5.4 million, and stockholders’ equity was $27.2 million.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, February 21, 2023 at 12:00 p.m. Eastern Time to review Netlist’s results for the fourth quarter ended December 31, 2022. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance memory solutions to enterprise customers in diverse industries. The Company's products are available in various capacities and form factors and its line of custom and specialty memory products bring industry-leading performance to server and storage appliance customers and cloud service providers. Netlist licenses its portfolio of intellectual property including patents, in server memory, hybrid memory and storage class memory, to companies that implement Netlist's technology. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. The military conflict between Russia and Ukraine may increase the likelihood of supply interruptions. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 1, 2022, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:
The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	December 31,	January 1,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$25,011	$47,679
Restricted cash	18,600	10,800
Accounts receivable, net	8,242	12,727
Inventories	10,686	15,670
Prepaid expenses and other current assets	1,308	1,126
Total current assets	63,847	88,002

Property and equipment, net	1,138	989
Operating lease right-of-use assets	2,043	1,891
Other assets	295	294
Total assets	$67,323	$91,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,468	$25,887
Revolving line of credit	4,935	7,000
Accrued payroll and related liabilities	1,588	1,308
Accrued expenses and other current liabilities	2,635	632
Long-term debt due within one year	447	562
Total current liabilities	38,073	35,389
Operating lease liabilities	1,744	1,593
Other liabilities	270	152
Total liabilities	40,087	37,134

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	233	231
Additional paid-in capital	250,428	243,866
Accumulated deficit	(223,425)	(190,055)
Total stockholders' equity	27,236	54,042
Total liabilities and stockholders' equity	$67,323	$91,176

Netlist, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2022	2022	2022	2022

Net product sales	$21,655	$36,346	$161,637	$102,355
License fee	—	—	—	40,000
Net sales	21,655	36,346	161,637	142,355
Cost of sales(1)	20,054	34,323	149,745	93,458
Gross profit	1,601	2,023	11,892	48,897
Operating expenses:
Research and development(1)	2,945	2,019	10,624	7,241
Intellectual property legal fees	8,705	4,909	20,421	19,494
Selling, general and administrative(1)	2,918	3,140	14,347	10,779
Total operating expenses	14,568	10,068	45,392	37,514
Operating (loss) income	(12,967)	(8,045)	(33,500)	11,383
Other income (expense), net:
Interest income (expense), net	19	(151)	57	(568)
Other income, net	—	2	74	643
Total other income (expense), net	19	(149)	131	75
(Loss) income before provision for income taxes	(12,948)	(8,194)	(33,369)	11,458
Provision for income taxes	—	26	1	6,627
Net (loss) income	$(12,948)	$(8,220)	$(33,370)	$4,831

Earninngs (loss) per common share:
Basic	$(0.06)	$(0.04)	$(0.14)	$0.02
Diluted	$(0.06)	$(0.04)	$(0.14)	$0.02
Weighted-average common shares outstanding:
Basic	232,367	227,277	231,487	218,171
Diluted	232,367	233,943	231,487	225,589

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$22	$3	$63	$12
Research and development	229	132	903	570
Selling, general and administrative	599	283	2,248	998
Total stock-based compensation	$850	$418	$3,214	$1,580